Exhibit 99.1

Aastrom Biosciences Domino’s Farms, Lobby K 24 Frank Lloyd Wright Drive Ann Arbor, MI 48105 T 734 930-5555 F 734 665-0485 www.aastrom.com
Aastrom Biosciences Reports Quarterly Operating Results
Preparing for Phase 3 critical limb ischemia clinical program
Company to present Phase 2b CLI interim data at a VEITHsymposium™
satellite session on November 18 at 1:00 p.m. (ET)
Ann Arbor, MI, November 8, 2010 (6:50 a.m. ET) — Aastrom Biosciences, Inc. (NASDAQ: ASTM), a leading developer of expanded autologous cellular therapies for the treatment of severe cardiovascular diseases, today reported operating results for the quarter ended September 30, 2010. The company will hold a conference call to discuss these results at 9:30 a.m. (ET) today; log-in and dial-in information are listed at the end of this announcement.
“This is an exciting time for Aastrom. We have made significant progress in our late-stage clinical development programs. We received Fast Track designation, and submitted documents in support of a special protocol assessment (SPA) for our Phase 3 CLI program. We also established a new partnership with ATEK Medical that will enable us to grow and further advance our cell cassette manufacturing capabilities. Finally, we strengthened our management team and Board with industry veterans who will provide important counsel as we move forward,” said Tim Mayleben, president and CEO of Aastrom Biosciences.
Aastrom will present data from an interim analysis of its Phase 2b RESTORE-CLI clinical trial at a VEITHsymposium™ non-CME satellite session on November 18 at 1:00 p.m. (ET). This event will include a webcast presentation by Dr. Richard Powell, RESTORE-CLI Principal Investigator, and a Q&A session with Dr. Powell, CEO Tim Mayleben and Dr. Sharon Watling, vice president clinical and regulatory at Aastrom Biosciences. Details on the webcast and conference call, including log-in and dial-in information, will be made available at www.aastrom.com/investor.cfm approximately one week before the event.
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Operating Results for the Quarter ended September 30, 2010
As of September 30, 2010, the company had a total of approximately $14.5 million in cash and cash equivalents, compared to $19.1 million in cash, cash equivalents and short-term investments at June 30, 2010. The primary use of cash, cash equivalents and short-term investments during the quarter ended September 30, 2010 was to finance operations, working capital requirements and capital expenditures.
Research and development expenses for the quarter ended September 30, 2010 were $4.2 million, compared to $2.9 million for the same period in 2009. This increase was associated with preparations for the Phase 3 CLI development program.
Selling, general and administrative expenses for the quarter ended September 30, 2010 were $1.7 million, compared to $0.9 million for the same period in 2009. This change is due to a $0.4 million increase in non-cash stock-based compensation expense with the remainder primarily due to higher employee expenses and general consulting.
Net loss for the quarter ended September 30, 2010 was $5.8 million, or $0.21 per share, compared to a net loss of $3.8 million, or $0.18 per share, for the same period in 2009. The increase in net loss is due to the fluctuations in research and development expenses and selling, general and administrative expenses as described above. Loss per share comparisons were impacted by the issuance of 6.5 million shares of common stock on January 21, 2010.
Aastrom Conference Call Information
Tim M. Mayleben, president and CEO and Scott C. Durbin, chief financial officer, will host a conference call to review and discuss the September 30, 2010 operating results at 9:30 a.m. (ET) today, November 8, 2010. Interested parties should call toll-free (877) 312-5881, or from outside the U.S. (253) 237-1173, and reference Aastrom’s first quarter conference call. The call will be available live at www.aastrom.com/investor.cfm. Please access the site at least 15 minutes prior to the scheduled start time in order to download the required audio software if necessary (RealPlayer or Windows Media Player). A podcast of the call will also be available after the live event at http://www.aastrom.com/events.cfm. If you are unable to participate during the live call, the webcast will be available for replay at http://www.aastrom.com/events.cfm until February 8, 2011. An audio replay of the call will be available until 12:00 am (ET) on November 15, 2010 by calling (800) 642-1687, or from outside the U.S. at (706) 645-9291. The passcode for the replay is 17933343.

About Aastrom Biosciences
Aastrom Biosciences is an emerging biotechnology company developing expanded autologous cellular therapies for use in the treatment of severe cardiovascular diseases. The company’s proprietary cell-processing technology enables the manufacture of mixed-cell therapies expanded from a patient’s own bone marrow and delivered directly to damaged tissues. Aastrom has advanced its cell therapies into late-stage clinical development, including a planned Phase 3 clinical program for the treatment of patients with critical limb ischemia and two ongoing Phase 2 clinical trials in patients with dilated cardiomyopathy. For more information, please visit Aastrom’s website at www.aastrom.com.

Media contact	Investor Contact
Stephen Zoegall	Kimberli O’Meara
Berry & Company	Aastrom Biosciences
212 253-8881	734 930-5777
szoegall@berrypr.com	ir@aastrom.com
This document contains forward-looking statements, including without limitation, statements concerning clinical trial plans, objectives and expectations, clinical activity timing, intended product development, disease treatment and progression, patient symptoms and responses to treatment, development of supplier relationships, treatment options and expected timing of collecting and analyzing treatment data, all of which involve certain risks and uncertainties. These statements are often, but are not always, made through the use of words or phrases such as “anticipates,” “intends,” “estimates,” “plans,” “expects,” “we believe,” “we intend,” and similar words or phrases, or future or conditional verbs such as “will,” “would,” “should,” “potential,” “could,” “may,” or similar expressions. Actual results may differ significantly from the expectations contained in the forward-looking statements. Among the factors that may result in differences are the inherent uncertainties associated with clinical trial and product development activities, regulatory approval requirements, competitive developments, and the availability of resources and the allocation of resources among different potential uses. These and other significant factors are discussed in greater detail in Aastrom’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. These forward looking statements reflect management’s current views and Aastrom does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.
—Financial table follows—

AASTROM BIOSCIENCES, INC.
(in thousands, except per share amounts)
CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)

	June 30, 2010	September 30, 2010
ASSETS:
Cash and cash equivalents	$14,119	$14,466
Short-term investments	5,000	—
Other current assets	399	522
Property and equipment, net	1,013	982

Total assets	$20,531	$15,970

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities	$2,661	$3,487
Long-term debt	79	40
Shareholders’ equity	17,791	12,443

Total liabilities and shareholders’ equity	$20,531	$15,970

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (Unaudited)

	Quarter ended September 30,
	2009	2010
REVENUES:
Total revenue	$73	$—

COSTS AND EXPENSES:
Cost of product sales and rentals	32	—
Research and development	2,911	4,167
Selling, general and administrative	946	1,686

Total costs and expenses	3,889	5,853

OTHER INCOME (EXPENSE):
Total other income (net)	15	20

NET LOSS	$(3,801)	$(5,833)

NET LOSS PER SHARE (Basic and Diluted)	$(0.18)	$(0.21)

Weighted average number of common shares outstanding (Basic and Diluted)	20,679	28,255

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